Exhibit 10.24

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is entered into on November 09, 2025 by and between Odysight.ai Ltd., company number 515950400, with offices at 7 HaTa’asiyah St., Omer, Israel (“Company”), and Plus S.A. Ltd., company number 515965796, of Ben Yehuda 61, Herzelia, Israel (“Consultant”). (The Company and the Consultant shall additionally be referred to each as “Party” and collectively, the “Parties”).

WHEREAS

(A)	As of July 13, 2025 until November 15, 2025, Mr. Eilam Sagi (“Service Provider”) provided services to the Company through Plus S.A. Ltd. according to a services agreement dated July 13, 2025 (the “Previous Services Period” and “Previous Services Agreement” respectively);

(B)	The Company wishes the Consultant to provide it with business development, sales, strategic and executive commercial services (the “Services”) as of November 15, 2025 (“Commencement Date”), and the Consultant wishes to provide the Services, solely and personally through the Service Provider, as of the Commencement Date according to the terms of this Agreement which shall replace the Previous Services Agreement;

(C)	The Consultant warrants that the Service Provider has the ability, experience, expertise and resources to provide the Services and to perform all of its obligations hereunder and that the Consultant wishes to provide the Services to the Company from the Commencement Date; and

(D)	The Parties agreed that the Service Provider will provide the Services to the Company by the Consultant on an independent contractor basis, absent an employment relationship between the Company and the Service Provider;

(E)	The Consultant is aware of all the potential consequences that could arise from the Consultant’s engagement as an independent contractor. The Consultant is also aware that the Consultant shall receive from the Company such consideration that exceeds the salary and benefits to which the Service Provider would have been entitled had he been hired as an employee of the Company (as offered by the Company);

(F)	This Agreement is entered into in reliance upon, inter alia, the declarations, representations and requirements of the Consultant and the Service Provider that the Services are provided solely on an independent contractor basis and that no claim shall be submitted by the Consultant or the Services Provider or anyone on their behalf contradicting such declaration.

NOW THEREFORE, in consideration of the mutual promises, covenants and understandings contained herein, the Parties agree as follows:

1.	Recitals, Headings and Interpretation

1.1	The recitals and appendices form part of this Agreement.

1.2	Headings are for reference purposes only and shall not in any way affect interpretation of this Agreement.

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2.	Representations, Duties and Undertakings of Services Provider

2.1	The Consultant warrants (and shall ensure that the Service Provider warrants) that they have all the approvals, permits and licenses that are or may be required under any law for the provision of the Services, to the extent that such are required, and that they will have all such approvals, permits and licenses at all times during the term of this Agreement. The Consultant further warrants (and shall ensure that the Service Provider warrants) that to the extent that the consent or approval of any third party is required for the provision of the Services to the Company, in whole or in part, the Consultant shall be responsible, on its own account, to obtain and to have such consent or approval at all times during the term of the provision of the Services to the Company.

2.2	The Consultant warrants (and shall ensure that the Service Provider warrants) and undertakes that there is no legal, commercial, contractual or any other restriction, which precludes or might preclude it from signing this Agreement or fully performing his/their obligations pursuant to this Agreement.

2.3	The Consultant undertakes that if there should, at any time during the entire term of the provision of the Services under this Agreement, occur anything to prevent it or the Service Provider from providing the Services at the required level and quality, the Consultant shall notify the Company immediately and, the Company shall be entitled to terminate the Agreement by immediate notice, without advance warning and without the requirement to make any payment by the Company to the Consultant in respect of the termination, except for payment for services actually performed upon the date of receipt of the Company’s notice of termination.

2.4	Without derogating from the generality of the above, no work performed hereunder has infringed or shall infringe any copyright, patent, trademark, trade secret or other proprietary right of any third party and, in providing the Services, the Consultant and the Service Provider shall comply with all applicable laws.

2.5	The Consultant undertakes (and shall ensure that the Service Provider undertakes) to provide the Services to the Company in accordance with the provisions of this Agreement and with the Company’s policy guidelines, and other relevant instructions to be provided to the Consultant from time to time by the Company.

2.6	The Services Provider undertakes (and shall ensure that the Service Provider undertakes) to comply with the terms and conditions set out in this Agreement and provide the Services with the highest level of professional skill and care, dedication, loyalty and in good faith. Furthermore, the Consultant and the Service Provider shall use best endeavors to protect the good name of the Company and shall not perform any act that may bring the Company into disrepute.

2.7	The Consultant shall not, offer, promise, give, authorize, solicit or accept, directly or indirectly, any unlawful pecuniary or other advantage of any kind including any perquisite, commission, rebate, discount or gratuity in cash or in kind, from any third party which has or is likely to have a business relationship with the Company, and will in no way contravene any applicable law related to anti bribery and corruption.

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2.8	Where the Consultant or the Services Provider discover, or ought reasonably to have discovered, that they have or might have at some point in the future, any personal interest in the Company business, or a conflict of interest arising out of or in connection with the Services then, immediately upon discovery, the Consultant shall notify the same to the Company in writing. Without derogating from any other rights under this Agreement or under law, the Company may require the Consultant or the Services Provider to cease having any such personal interest or conflict of interest, as the case may be or to immediately terminate this Agreement, without any advance notice.

2.9	During the term of this Agreement, the Consultant and the Service Provider will not be engaged (in any capacity whatsoever) in any occupation which may conflict with or breach any of their duties, undertakings or covenants towards the Company and for the avoidance of doubt, will not be engaged with any third party whose business interests compete with those of the Company, and its affiliates, being persons or entities which control, are controlled by or are under common control with the Company now or in the future (individually and collectively referred to as the “Group”).

2.10	The Consultant agrees that the Company and any related entity may monitor the Consultant’s and the Services Provider’s use of their systems and monitor, copy, transfer and disclose all electronic communications and content transmitted by or stored in such systems, regardless of the location, time or purpose of such use, in pursuit of the Company’s legitimate business interests, in accordance with the Company’s policy as in effect from time to time. For the purposes of this Section, systems include: telephone, computers, computer system, internet server, electronic database and software, whether under the Consultant’s and the Services Provider’s direct control or otherwise.

2.11	The Consultant consents that the information contained in this Agreement, as well as any other information collected about it or about the Service Provider by the Company, shall be stored and managed by the Company and/or on its behalf, including, without limitation, in databases according to applicable law, controlled by the Company. The Company shall also be entitled to transfer such information to third parties, including affiliated companies (parent companies, sister companies, etc.), business partners, or subcontractors, in Israel or abroad, including to countries where the level of privacy protection differs from that in Israel, all to the extent necessary and with due regard for the Consultant and the Services Provider’s privacy, and for the purposes set forth below, all without derogating from the provisions outlined in other communications or policy documents of the Company related to privacy and the use of personal data, if any. The Company undertakes that the information will be used, and transferred for business purposes. Without derogating from the foregoing, any of the above may include the following: security, provision of services, payment of fees, assessment of potential transactions (including data transfer for the purpose of due diligence) and joint ventures, compliance with legal obligations.

In addition, the Company may use, transfer, or disclose the Consultant’s or the Services Provider’s information in each of the following cases: (1) if required to do so by any court order, a competent authority or by law; (2) where the Company will receive a notification regarding legal steps instituted against it in respect of the actions performed by the Consultant or the Services Provider and in any dispute, claim, action, demand or legal proceedings, if any, between the Consultant and/or Services Provider and the Company; and (3) where the Company will reorganize its activities as part of another entity and in the event that the Company merges with another entity, then it will be entitled to transfer the Consultant’s and the Services Provider’s details to the other entity, provided that this section will apply to the other entity.

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To the extent the Consultant or the Services Provider will refrain from providing the Company with their personal information, as requested by the Company, and/or for the Company to collect and process their personal information, the Company may not be able to engage with the Consultant.

The Consultant may review its and the Service Provider’s personal information and may also request the correction or deletion of any information that is inaccurate, incomplete, unclear, or outdated.

2.12	The Consultant represents and undertakes (and shall ensure that the Service Provider represents and undertakes) that it has received from the Company all amounts and benefits due to it and/or to the Service Provider with respect to the Previous Services Period according to any law or agreement, including the Previous Services Agreement. Neither the Consultant nor the Services Provider have or shall have any, claims, demands and/or suits of any kind or nature, whether known or unknown, existing or future (under any law or agreement including the Previous Services Agreement), against the Company and/or anyone on its behalf, whether directly or indirectly, in connection with their engagement with the Company throughout the Previous Services Period, including, without limitations, any rights or entitlements under incentive plans, stock options of the Parent and/or the Company, and any other type of Parent and/or the Company equity.

3.	The Services

3.1	The Consultant shall devote all of its business and professional time, but no less than 182 hours per month, (the “Scope”), through the Service Provider, to provide the Company with the Services.

The Services shall include the responsibilities and tasks of the Chief Business Officer and Head of Israel and G2G Commercial.

3.2	In providing the Services, the Consultant shall act in accordance with the directions of the Company, or such other person as directed.

3.3	The Consultant shall cooperate on an ongoing basis with such employes, Services Providers and contractors of the Company as determined by the Company from time to time; the person within the Company who shall be in charge of the engagement of the Consultant shall be the Company’s CEO or such other person as determined by the Company from time to time.

3.4	The Consultant shall provide the Services personally by the Service Provider and shall not have any other person or entity perform any of the Services, except with the Company’s prior written consent.

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3.5	The Services shall be provided by the Consultant at the Company’s premises.

Without derogating from the forgoing, the Consultant will make sure the Service Provider is aware of the need for frequent travel outside of Israel, for short or long periods, and that the Service Provider hereby agrees to perform such travel and stay inside and outside of Israel as may be necessary to perform the Services to the level required under this Agreement.

3.6	The Consultant shall be responsible, at its own expense, for obtaining all of the equipment which shall be necessary in order to enable it to provide the Services according to this Agreement. Without derogating from the above, the Company shall provide the Consultant with a company computer to carry out the Services.

4.	Remuneration

4.1	Subject to the provision of the Services at the Scope of Services and fulfillment of all of the Consultant’s obligations hereunder, the Company shall pay the Consultant a gross monthly services fee for the Services, in the amount of NIS 60,000 (“Fee”), plus VAT. If, in any given month, the Consultant provides the Services on a partial basis, for fewer hours than the agreed upon Scope, the Fee shall be reduced accordingly, on a pro-rata basis.

4.2	The Consultant shall submit a proper tax invoice on a monthly basis, by no later than the 5th day of the month following that in which the Services were rendered (if were rendered), with regard to any payment and benefits paid or received by the Consultant or the Services Provider. Payment will be made on a monthly basis, within 30 days from the end of the month in which the Consultant delivered such invoice to the Company, subject to the examination and approval of the invoice by the Company.

4.3	The Company will reimburse the Consultant for any documented, out of pocket expenses which were pre-approved in writing in connection with its duties hereunder, all subject to any Company policies as may be in force from time to time and against the provision of proper receipts.

4.4	The Consultant shall be responsible for, and shall indemnify and hold the Company harmless from, all payments required to be made to the National Insurance Institute, any taxation body or other third party in consequence of the provision of the Services hereunder or the remuneration provided in connection therewith.

4.5	Notwithstanding the above, the Company shall withhold all taxes and compulsory payments on any payment and/or benefit to the Consultant (including the Options, as will be defined hereunder) to the extent that such taxes and compulsory payments are required by any applicable law to be withheld at source.

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5.	Equity Incentive

Following the execution of this Services Agreement, and conditional upon the continuance of the Consultant’s engagement with the Company, the Company will recommend to the Board of Directors of the Odyisigh.ai Inc. the Company’s parent company (“Parent” and the “Board”) to grant the Consultant an aggregate of options to purchase a total of 60,000 common stock of the Parent (the “Options”) under such terms and conditions as shall be determined by the Board. Such recommendation shall further provide that the Options shall vest over a period of three years as of the Commencement Date. The grant of the Options, as well as the terms and conditions applicable thereto, shall be subject to the sole discretion of the Board and shall be subject to the provisions of the applicable equity plan under which the Options will be granted and the respective option agreement. The grant of any Options shall be further conditional upon the receipt of all approvals required under any applicable law, including any applicable tax laws, and the execution and delivery by the Consultant of an option agreement and all other instruments required by the Board with respect to such Options. For the avoidance of doubt, it is clarified that any taxes due with respect to the Options and participation in the equity plan shall be borne solely by the Consultant and that the Company and the Parent shall be entitled to withhold tax in respect of such Options as it deems required under applicable law. It is further clarified that nothing herein is intended to constitute a grant of, or entitle the Consultant to, the Options or any other rights with respect to the share capital of the Parent, and the only obligation of the Company hereunder is to make the recommendation referred to above.

6.	Status of Parties

6.1	Per the Services Provider’s specific requirement, the relationship between the Services Provider, the Consultant and the Company was and is one of independent contractor and no employment relationship exists between the Company and the Services Provider. The Consultant and the Service Provider must perform and continue to perform all actions legally required to establish and maintain the Service Provider’s and the Consultant’s status as an independent contractor with an independent business.

Without derogating from the generality of the above, the Consultant warrants that it maintains financial books in accordance with applicable law and that it is duly registered with the income tax authorities, value added tax authorities and National Insurance Institution as an independent contractor. The Consultant shall comply with all is obligations towards the Services Provider including with any employment related obligations.

6.2	The Company offered to employ the Services Provider as a direct employee with a total gross monthly salary of NIS 50,000 (the “Alternative Salary”) however the Services Provider refused and required to be engaged as an independent contractor through the Consultant. The Services Provider is fully aware to all rights, benefits and entitlements (whether monetary or not) to which he will not receive in light of his requirement to be an independent contractor.

6.3	If, notwithstanding the Services Provider’s specific requirement and his and the Consultant’s undertakings and representations in this Agreement, the Consultant or the Services Provider or any other person shall claim, and/or a judicial authority shall determine, that the Services Provider provided the Services under this Agreement as an employee of the Company, then the following provisions shall apply:

6.3.1	For the period as to which it is claimed and/or determined that an employment relationship existed between the Company and the Services Provider (“Relevant Period”), the Parties agree that the total employer cost the Services Provider would have received would be the Alternative Salary together with the following benefits: contributions to pension and severance, vacation, sick leave, further education fund, transportation and recuperation pay (the “Alternative Fee”).

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6.3.2	In view thereof, an accounting shall be conducted between the Parties and the Services Provider and/or the Consultant shall return and pay to the Company all amounts paid to them in excess of the Alternative Fee for the Relevant Period, along with linkage differentials and interest from the date of payment of each amount by the Company to the Consultant and up to the date upon which actual return and payment of the funds is made by the Consultant, all based on the Consumer Price Indices known at the relevant dates and as provided by the Adjudication of Interest and Linkage Law, 1961 (the “Excess Amount”).

6.4	In addition, in the event that the relationship between the Company and the Services Provider shall be claimed, regarded or determined by any third party, including any governmental and/or judicial and/or tax authority to be an employment relationship, the Consultant shall reimburse and indemnify the Company for any expense and/or payment incurred by or demanded of the Company as a consequence (including any legal expenses and VAT), immediately upon the Company’s demand, and in any event no later than 7 days from the Company’s first demand.

6.5	The Company shall be entitled to offset any amounts due to it under this Section 6 (including the Excess Amount) from any amounts payable or due to the Consultant under this Agreement or otherwise (including according to a judicial decision).

7.	Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Undertaking

Upon the signing of this Agreement, the Consultant and the Service Provider undertake to sign a Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking in the form attached hereto as Appendix A, which constitutes an integral part hereof. The Consultant’s compensation has been calculated to include special consideration for the Service Provider’s commitments under Appendix A and it will not be entitled to any further consideration for such commitments, expressly including no entitlement to royalties for any Service Inventions as defined in Section 132 of the Patent Law, 1967 (the Patent Law”). This clause constitutes an express waiver of my rights under Section 134 of the Patent Law.

8.	Term and Termination

8.1	This Agreement shall be effective from the Commencement Date until terminated by either Party providing 60 calendar days written notice to the other Party (“Notice Period”). During the Notice Period, the Consultant must continue to discharge and perform its duties and obligations under this Agreement, unless otherwise directed by the Company.

8.2	Notwithstanding Section 8.1 above, the Company may terminate this Agreement forthwith and without prior notice or any payment in lieu (i) if the Consultant or the Services Provider commit a fundamental breach of the Agreement or other duties owed to the Company, including but not limited to any breach of the Consultant’s representations or obligations under Sections 2, 3, 6, 7 and Appendix A of this Agreement; (ii) in the event of any act or omission of the Services Provider that would have entitled the Company legally to dismiss the Services Provider without severance pay, in whole or in part, had the Services Provider been engaged as an employee of the Company; and (iii) if the Services Provider engages or engaged in any act of dishonesty or fraud, whether or not it involves the Company.

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8.3	Upon termination of this Agreement for whatever reason or at such other time as directed by the Company, the Consultant and/or Services Provider shall immediately return to the Company all the documents, information and other equipment or material in their possession or control which belong to, or have been entrusted to, the Company, or otherwise related to the provision of the Services. The Consultant and/or Services Provider shall neither have, nor retain, any proprietary interest in such assets.

9.	General

9.1	The Consultant acknowledges that this Agreement does not grant the Consultant exclusivity in the provision of the Services to the Company and that the Company may during the term of this Agreement and thereafter engage with any other third party to obtain any services, including services of the same type as those Services provided by the Consultant under this Agreement.

9.2	The Consultant shall not assign any of its rights and obligations hereunder, and any attempt to do so shall be null and void. The Company shall be entitled to assign its rights and/or obligations under this Agreement, in whole or in part, to any third party without the need to obtain the consent of the Consultant, provided only that the Consultant’s rights are not materially prejudiced by such assignment.

9.3	No behaviour by either Party hereto shall be deemed to constitute a waiver of any rights according to this Agreement, and/or a waiver of or consent to any breach or default in respect of any of the terms hereof, or a change, invalidation or addition to any term, unless expressly made in writing.

9.4	This Agreement, contains the entire agreement and understanding between the Parties with respect to the subject matter contained herein, and supersedes all prior discussions, agreements, representations and understandings in this regard (including the Previous Services Agreement).

9.5	Provisions intended to survive the termination of this Agreement, including but not limited to Section 2, 3, 5, 6 and Appendix A, shall so survive.

9.6	Without derogating from any relief to which the Company is entitled to pursuant to any law and/or agreement, the Company may set off any amount which the Consultant owes it pursuant to this Agreement and/or any other source from any sum that the Consultant is entitled to receive from the Company, from whatever source.

9.7	This Agreement shall be governed by and construed according to Israeli law, without regard to its choice of law principles. The competent courts of Tel-Aviv, Israel shall have exclusive jurisdiction to hear any dispute relating to this Agreement or arising thereunder and no other courts will have jurisdiction whatsoever in respect of such disputes.

9.8	If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the Parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

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9.9	Notices given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to the Parties: if delivered personally, upon such delivery (against a signature of acceptance), if mailed by certified or registered mail, five (5) business days thereafter (against a proper certification), at the addressed as set forth above or such other address as either Party may designate to the other in accordance with the aforesaid, or upon receipt of an email sent to the address as the relevant Party may notify in writing to the other Party and confirmation of the email having been received.

In witness whereof, the Parties have executed this Agreement as of the above-captioned date.

	Plus S.A. Ltd.		Odysight.ai Ltd.

By:	/s/ Eilam Sagi	By:	/s/ Yehu Ofer /s/ Einav Brenner
Title:			CEO / CFO
	Eilam Sagi		November 13, 2025

Personal Obligation

I hereby confirm that I have read the Agreement between Odysight.ai Ltd. (“Company”) and Plus S.A. Ltd. (“Consultant”) dated November , 2025, I accept its contents and agree personally to be bound by the undertakings, declarations, representations and warranties contained therein.

I hereby fully and irrevocably guarantee, without limitation, all full and exact performance of all obligations of the Consultant under the Agreement, jointly and severally with the Consultant, including payment of all sums demanded by the Company from the Consultant as a result of any breach and/or damage caused to the Company by the Consultant or myself in connection with this Agreement.

In addition to the above, a Confidentiality, Non-Competition, Non-Solicitation, and Intellectual Property Undertaking is attached as Appendix A to this Agreement.

Signed on November 9, 2025.

By:	/s/ Eilam Sagi

Services Provider, Mr. Eilam Sagi

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Appendix A

Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking

(A)	Plus S.A. Ltd. (“Consultant”) is a party to a services agreement (“Agreement”) to which this Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking (“Undertaking”) is attached as Appendix A, for services to be provided to the Company (the “Services”) solely and personally by Eilam Sagi (the “Services Provider”); and

(B)	We acknowledge that in the course of providing the Services to the Company, we will become familiar with a range of Confidential Information (as defined below) and that our Services are of particular and special value to the Company. In consequence, we undertake the following towards Company and its affiliates, being persons or entities which control, are controlled by or are under common control with the Company now or in the future (individually and collectively referred to as the “Group”).

NOW THEREFORE, We, the undersigned, jointly and severally, hereby declare and undertake the following towards the Group.

We understand that the terms of this Undertaking shall survive termination of the Agreement, and unless otherwise specifically provided hereunder, shall remain in full force and effect at all time thereafter.

1.	Confidential Information and Confidentiality

1.1	We are aware that we may have access to or be entrusted with information (regardless of the manner in which it is recorded or stored) relating to the business interests, methodology or affairs of the Group, or any person or entity with whom or which the Group deals or is otherwise connected and which, for the avoidance of doubt, includes the terms of the Agreement, other than the terms of this Undertaking (“Confidential Information”). By way of illustration, Confidential Information includes but is not limited to technical information, whether ideas or reduced to practice, techniques, products, technologies (actual or planned) and their components, Inventions, research and development activities, drawings, pricing methods, financial data, business and marketing strategies and plans, customer and supplier information and information pertaining to employees or officers of, or investors in, the Group.

1.2	During the term of the Agreement, and thereafter without limitation of time, We shall keep confidential, and shall not, except in the proper performance of the Services use, disclose and/or make available, directly or indirectly, to any third party any Confidential Information without the prior written consent of the Company. The foregoing does not apply to information that we can provide evidence that is already in the public domain through no fault of our own, or to disclosures which are required by law or a valid court order, in which case we will notify the Company in writing immediately on becoming aware of such requirement or its likely occurrence, and the disclosure shall be limited to the extent expressly required. In addition, the above does not apply with respect to any information which reflects general skills of persons with similar skills and qualifications to our skills and qualifications.

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1.3	Without derogating from the generality of the foregoing, we confirm that:

1.3.1	Except in the proper performance of the Services, we shall not copy, transmit, communicate, publish or make any commercial or other use whatsoever of any Confidential Information, without the prior written consent of the Company.

1.3.2	We shall exercise the highest degree of care in safeguarding the Confidential Information against loss, theft or other inadvertent disclosure and in maintaining its confidentiality.

1.3.3	Upon termination of my (Consultant’s) engagement, or at the earlier request of the Company we shall deliver to the Company all Confidential Information and any and all copies thereof that have been furnished to us, prepared by us or came to our possession howsoever, and we shall not retain copies thereof in whatever form.

2.	Non-Competition and Non-Solicitation

We hereby covenant that throughout the term of the Agreement and for a period of twelve (12) months thereafter:

2.1	We shall not, directly or indirectly, carry on, set up, own, manage, control or operate, be employed, engaged or interested in a business, anywhere in the world where the Group has significant operation, which competes with, or proposes to compete with the Group, including, without limitation in the field of providing video sensor-based predictive and preventative maintenance advisory solutions for critical systems in various fields of mechanical mechanism under stress as part of the industry 4.0 phase, Odysight.ai leverages proven visual technologies and products from the medical industry. Odysight.ai’s unique video-based sensors, embedded software, and AI algorithms are being deployed in hard-to-reach locations and harsh environments across a variety of PdM and CBM use cases. Odysight.ai’s platform allows maintenance and operations teams visibility into areas which are inaccessible under normal operation, or where the operating ambience is not suitable for continuous real-time monitoring (the “Company’s Business”);

2.2	We shall not, whether directly or indirectly, in any way:

2.2.1	canvass, solicit, or endeavor to entice from the Group, or otherwise have any business dealings with, any person or entity who or which at any time during our engagement was or is:

2.2.1.1	a supplier to, investor, customer, partner, joint venturer or licensor of the Group or other commercial contractor of whatever nature;

2.2.1.2	in the habit of dealing with the Group;

2.2.1.3	an employee, agent, officer, consultant, advisor or other independent contractor of or provider of services to the Group; or

2.2.1.4	negotiating or discussing becoming any of the above

2.2.2	otherwise interfere with the relationship between any of the persons or entities listed in Section 2.2.1 and the Group (including by assisting another to interfere in such relationship).

2.3	The covenants detailed above shall apply to us in any capacity whatsoever, whether independently or as a shareholder, employee, consultant, officer or in any managerial capacity.

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2.4	We acknowledge that our obligations under this Section 2 are reasonable in light of the Services, the nature of the Group’s business, and the fact that the Fee to which I (Consultant) am entitled under the Services Agreement has been calculated to include special consideration for our undertakings in this Section 2.

3.	Inventions

3.1	We shall promptly disclose to the Company all Intellectual Property (as defined below) which we have, or may solely or jointly conceive, develop or reduce to practice or cause to be conceived, developed or reduced to practice: (i) during the course or as a result of my (Consultant’s) engagement with the Company; (ii) which are related to the Company’s Business; or (iii) which use Confidential Information or other Group property (“Inventions”).

For the purposes of this Agreement, “Intellectual Property” shall include all intellectual property rights, whether or not patentable, including without limitation rights in algorithms, binary code, brands, business methods, business plans, computer programs, computer software, concepts, confidential information, content, databases, developments, firmware, composition of matter or materials, certification marks, collective marks, copyright, customer lists, data, designs (whether registered or unregistered), derivative works, discoveries, distributor lists, documents, domain names, file layouts, formulae, goodwill, ideas, improvements, industrial designs, information, innovations, inventions, integrated circuits, know-how, logos, look and feel, manufacturing information, mask works, materials, methods, moral rights, object code, original works of authorship, patents, patent applications, patent rights, including but not limited to any and all continuations, divisions, reissues, re-examinations or extensions, plans, processes, proprietary technology, reputation, research data, research results, research records, semiconductor chips, service marks, software, source code, specifications, statistical models, supplier lists, systems, techniques, technology, trade secrets, trademarks, trade dress, trade names, trade styles, technical information, utility models, and any rights analogous to the foregoing.

3.2	Without derogating from the Company’s rights under this Undertaking or any law, we agree to assign and hereby automatically assign and shall in the future take all the requisite steps (including by way of illustration only, signing all appropriate documents) to assign to the Company any and all rights, titles and interests in respect of any Inventions, including all rights, powers, privileges and immunities arising thereunder or conferred thereby, and all applications for intellectual or industrial property that may hereinafter be filed for the Inventions in any jurisdiction, and all divisions, renewals and continuations thereof, and all registrations that may be granted thereon and all extensions and reissues thereof, together with any and all rights of priority relating to the Inventions and any registrations that may be granted thereon, expressly including the right to sue for past infringement.

3.3	If any rights in the Inventions cannot be assigned as set forth above, we hereby unconditionally and irrevocably waive the enforcement of such rights, including moral rights, and if such rights cannot be waived, we hereby grant to the Company an exclusive, irrevocable, perpetual, world-wide, fully paid license, with rights to sublicense through multiple tiers, to: (i) publish, distribute, reproduce, transmit, and prepare derivative works, and (ii) use, make, have made, sell, offer for sale, import or otherwise exploit the Inventions for any purpose whatsoever.

3.4	If I wish to include in the Inventions any Intellectual Property owned by us as of the date of this Agreement (“Background IP”). We shall identify in writing such Intellectual Property prior to the commencement of the Services, and we hereby grant the Company a non-exclusive, irrevocable, perpetual, world-wide, fully paid license, with rights to sublicense through multiple tiers, to: (i) distribute, reproduce, transmit, and prepare derivative works, and (ii) use, make, have made, sell, offer for sale, import or otherwise exploit such Background IP for any purpose whatsoever, solely as needed by the Company in order to fully exploit the Inventions for its purposes.

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3.5	We hereby irrevocably appoint and empower the Company to exercise any right or perform any act on behalf of us at any time relating to such Inventions, including without limitation, to register the Company as the lawful owner of any Inventions. We shall, at any time hereafter, execute all documents and take all steps necessary to effectuate the assignment to the Company and/or its designee or to assist them to obtain the exclusive and absolute right, title and interest in and to all Inventions, including by the registration of patents or trademarks, protection of trade secrets, copyright, or any other applicable legal protection, and to protect the same against infringement by any third party, including by assisting in any legal action requested by the Group with respect to the foregoing.

4.	No Conflicting Obligations

We have not and will not, at any time during the term of the Agreement, use or disclose Confidential Information in such manner that may breach any confidentiality or other obligation we owe to any former employer or other third party, without their prior written consent.

We warrant that we have the full right to assign the Inventions and grant the licenses granted hereunder and that we have not made, and will not make, any agreement in conflict with this paragraph or Section 3 above.

5.	Notice to Offerors

We agree that if, during Consultant’s engagement with the Company or the period of the restrictions set out in Section 2, we receive an offer of employment or engagement relating to the Company’s Business, we will provide a copy of this Undertaking to the offeror prior to accepting the offer.

6.	General

6.1	We acknowledge that any breach by us of our obligations pursuant to this Undertaking may cause substantial damage for which the Group shall hold us liable.

6.2	The terms of this Undertaking shall be interpreted in such a way as to give them maximum enforceability at law. The unenforceability of any term (or part thereof) shall not affect the enforceability of any other part of this Undertaking.

6.3	Our undertakings hereunder are in addition to, and do not derogate from, any obligation to which we may be subject under applicable law or any Group policy or agreement.

6.4	Our undertakings hereunder will be applicable to us during the term of Consultant’s engagement with the Company and thereafter. Notwithstanding the aforesaid, the effect of our undertakings under Section 2 above shall be for the period specified in such Section.

6.5	This Undertaking shall be governed by and construed in accordance with the laws of Israels.

/s/ Eilam Sagi
Plus S.A. Ltd. and Eilam Sagi	November 9, 2025
Date
The Consultant and Service Provider